UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 12, 2014

LAM RESEARCH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-12933	94-2634797
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4650 Cushing Parkway

Fremont, California 94538

(Address of principal executive offices including zip code)

(Registrant’s telephone number, including area code): (510) 572-0200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 12, 2014, Lam Research Corporation (the “Company”), a Delaware corporation, entered into an unsecured credit agreement (the “Credit Agreement”), with the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., as syndication agent, BNP Paribas, Barclays Bank PLC, Citibank, N.A. and Deutsche Bank Securities Inc., as co-documentation agents, and J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint bookrunners and joint lead arrangers. The Credit Agreement provides for a $300 million revolving unsecured credit facility. The facility provides for a sublimit for borrowing in certain foreign currencies, and a sublimit for the issuance of letters of credit on the Company’s or its subsidiaries’ behalf. The facility provides for an expansion option that will allow the Company to, subject to certain requirements, request an increase in the facility of up to an additional $200 million, for a potential total commitment of $500 million. The facility matures on March 12, 2019 (the “Maturity Date”). The proceeds of the loans may be used by the Company for general corporate purposes. As of March 12, 2014, no amount was outstanding under this facility.

The loans bear interest, at the Company’s option, at (x) a base rate determined in accordance with the Credit Agreement, plus a spread of 0.0% to 0.50%, or (y) a LIBOR rate plus a spread of 0.90% to 1.50%, in each case with such spread determined based on the rating of the Company’s non-credit enhanced, senior unsecured long-term debt. Principal, together with all accrued and unpaid interest, is due and payable on the Maturity Date. Additionally, the Company has agreed to pay the lenders a commitment fee at a quarterly rate that varies depending on the Company’s rating as described above.

The Credit Agreement contains customary affirmative and negative covenants. Affirmative covenants include, among other things, delivery of financial statements, compliance certificates and notices; maintenance of properties and insurance; preservation of existence; and compliance with applicable laws and regulations. Negative covenants include, among other things, limitations on liens; limitations on subsidiary indebtedness; limitations on mergers, consolidations and sales of assets; changes in the nature of the business; and limitations on affiliate transactions. The Credit Agreement also requires the Company to maintain a consolidated debt to capitalization ratio of no more than 0.50 to 1.00, and liquidity of no less than $1.0 billion, in each case determined in accordance with the Credit Agreement.

The Credit Agreement also contains customary events of default including, among other things, payment defaults, breaches of covenants or representations and warranties, cross-defaults with certain other indebtedness, bankruptcy and insolvency events and change in control of the Company, subject to grace periods in certain instances. Upon an event of default, the lenders may declare all or a portion of the outstanding obligations payable by the Company to be immediately due and payable and exercise other rights and remedies provided for under the Credit Agreement.

Certain of the lenders and their respective affiliates are currently performing, have performed, and may in the future perform, various commercial banking, investment banking, and other financial advisory services for the Company and its subsidiaries, for which they have received, and will receive, customary fees and expenses.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the complete terms and conditions of the Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information contained in Item 1.01 above is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Credit Agreement dated March 12, 2014 among Lam Research Corporation and the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., as syndication agent, BNP Paribas, Barclays Bank PLC, Citibank, N.A. and Deutsche Bank Securities Inc., as co-documentation agents, and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint bookrunners and joint lead arrangers

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 12, 2014

LAM RESEARCH CORPORATION

By:	/S/ GEORGE M. SCHISLER
George M. Schisler
Vice President of General Legal Affairs

EXHIBIT INDEX

Exhibit Number	Description

10.1	Credit Agreement dated March 12, 2014 among Lam Research Corporation and the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., as syndication agent, BNP Paribas, Barclays Bank PLC, Citibank, N.A. and Deutsche Bank Securities Inc., as co-documentation agents, and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint bookrunners and joint lead arrangers